                                                                      EXHIBIT 11


                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                           December    December    December
                                           25, 1994    31, 1995    29, 1996
                                          ----------  ----------  ----------
Primary earnings per share:
  Weighted average number of shares
   outstanding..........................  37,830,423  47,312,488  62,856,770
  Dilutive effect of common stock
   options, warrants and stock purchase
   agreements...........................   5,030,443   3,659,185   3,644,330
                                          ----------  ----------  ----------
  Adjusted primary weighted average
   number of common and equivalent
   shares outstanding...................  42,860,866  50,971,673  66,501,100
                                          ==========  ==========  ==========
Fully diluted earnings per share:
  Weighted average number of shares
   outstanding..........................  37,830,423  47,312,488  62,856,770
  Dilutive effect of common stock
   options, warrants, convertible
   subordinated debentures and stock
   purchase agreements..................   5,048,460   3,759,512   8,286,648
                                          ----------  ----------  ----------
  Adjusted fully diluted weighted
   average number of common and
   equivalent shares outstanding........  42,878,883  51,072,000  71,143,418
                                          ==========  ==========  ==========

     Under the fully diluted weighted average share calculation, net income would be adjusted for interest expense, net of income taxes, incurred on the Company's convertible subordinated debentures.